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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




       Date of Report (Date of earliest event reported): January 20, 1999




                         UNITED STATES EXPLORATION, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


   Colorado                       1-13513                        84-1120323
----------------               -------------                 ------------------
(State or other                 (Commission                     (IRS Employer
jurisdiction of                 File Number)                 Identification No.)
incorporation)

                 1560 Broadway, Suite 1900
                     Denver, Colorado                      80202
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         (Address of principal executive office)         (Zip Code)

        Registrant's telephone number, including area code (303) 863-3550
                                                           --------------



        (Former name or former address, if changed since last report): NA





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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

     On January 20, 1999, United States Exploration, Inc. (the "Company") sold the stock of three wholly owned subsidiaries for $1.825 million in cash. The subsidiaries sold were Performance Petroleum Corporation ("Performance"), Pacific Osage, Inc. ("Pacific") and United States Gas Gathering Co., Inc. ("USGG").

     The assets owned by Pacific, Performance and USGG consisted of approximately 100 marginal stripper wells in Osage County, Oklahoma and interests in two gathering systems associated with those wells. The estimated proved reserves assigned to those wells as of January 1, 1998 were 185,000 barrels of oil and 900 million cubic feet of gas. The subsidiaries sold also had obligations to plug and abandon approximately 300 non-producing wells. Oil and gas properties owned by Performance and located in Logan, Noble and Kay Counties, Oklahoma were transferred to the Company before the sale of Performance.

     As a result of reduced oil and gas prices, reduced purchases by the Company's customers and normal production declines, the operations sold were not profitable and were not expected to ever contribute significantly to net revenues or cash flow. Because of the nature and age of the assets, they consumed a disproportionate amount of management time. The sale of these operations was intended to allow the Company to concentrate its energies on the development of the properties in the Denver - Julesburg Basin acquired from Union Pacific Resources in May of 1998.

     USGG was sold in two transactions. First, USGG sold its gas gathering system in Osage County, Oklahoma to Northern Osage Gas Association L.L.C. for $245,000. Next, the Company sold the stock of USGG to four separate buyers for $930,000. Neither Northern Osage Gas Association L.L.C. nor the buyers of the USGG stock have any material relationship with the Company.

     Performance and Pacific were sold to Demetrie D. Carone for $650,000. From September, 1996 to August, 1997, Mr. Carone was the President and Chief Executive Officer of the Company and a member of its Board of Directors. Mr. Carone and members of his family own approximately 6% of the outstanding shares of the Company. Mr. Carone currently has no relationship to the Company other than as a shareholder. The Company originally acquired USGG, Performance and Pacific from Mr. Carone and business associates in 1995 and 1996. Those transactions are described in the Company's Annual Report on Form 10-KSB for the year ended March 31, 1997.

     The proceeds of the sales were used to repay a portion of the Company's bank loan as required by applicable agreements. At the time of the sales, the Company entered into an amendment to its loan agreements in which the lender consented to the transaction and waived the Company's noncompliance with certain financial covenants in its loan agreement through February, 1999. That amendment also reduced the borrowing base for the loan from $35 to $32 million. The borrowing base will be redetermined by the lender in February or March based on year-end reserve estimates.



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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Statements concerning the Company's plans or expectations, production or reserve levels, and all similar statements or implications are forward-looking statements within the meaning of federal securities laws. Actual results or events may differ materially from these forward-looking statements, depending upon a variety of factors, including commodity prices, availability of capital, results of exploration and other drilling, cash flow from operations, costs of materials and labor, availability of equipment, regulatory actions, Company objectives and business judgment and other factors, many of which are outside of the Company's control. The Company's forward-looking statements are qualified in their entirety by these and other factors more fully set forth in the Company's public reports, including its report on Form 10-QSB for the period ended September 30, 1998.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial Statements of Businesses Acquired.

          Not applicable.

     (b)  Pro Forma Financial Information.

          The pro forma financial information required by this item relating to the transactions described in Item 2 above is not included herewith but will be filed by amendment within 60 days of the date this report is due.

     (c)  Exhibits.

          2.1 Pipeline Purchase Agreement between USGG and Northern Osage Gas Association L.L.C. dated as of December 31, 1998.

          2.2 Stock Purchase Agreement between the Company and the several buyers named therein relating to the sale of USGG dated as of December 31, 1998.

          2.3 Stock Purchase Agreement between the Company and Demetrie D. Carone relating to the sale of Pacific and Performance dated as of December 31, 1998.



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                                    SIGNATURE

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

                                        UNITED STATES EXPLORATION, INC.



Date: February 1, 1999                  By:    /s/ F. Michael Murphy
                                               ---------------------------------
                                               F. Michael Murphy, Vice President



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                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                         DESCRIPTION
-------                        -----------
  2.1 Pipeline Purchase Agreement between USGG and Northern Osage Gas Association L.L.C. dated as of December 31, 1998.

  2.2 Stock Purchase Agreement between the Company and the several buyers named therein relating to the sale of USGG dated as of December 31, 1998.

  2.3          Stock Purchase Agreement between the Company and Demetrie D.
               Carone relating to the sale of Pacific and Performance dated as of December 31, 1998.



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